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Exhibit 10.5

P.L. #20
Amended April 6, 2000

STATE OF WYOMING
COAL MINING LEASE

        THIS INDENTURE OF LEASE ENTERED INTO THIS 2nd day of May, 2004, A.D. by and between the STATE OF WYOMING, acting by and through its Board of Land Commissioners (Board), party of the first part, hereinafter called the lessor, and

Antelope Coal Company

party of the second part, hereinafter called the lessee.

        Section 1.    PURPOSES.    The lessor, in consideration of the rentals and royalties to be paid and the covenants and agreements hereinafter contained and to be performed by the lessee, does hereby grant and lease to the lessee the exclusive right and privilege to mine, extract and remove all of the coal deposits in or under the following described land, to wit:

        640.00 All Section 36, Township 41 North, Range 71 West, 6th p.m.

consisting of 640,00 acres, more or less, Converse county, together with the right to construct, and maintain thereon all works, buildings, plants, waterways, roads, telegraph, telephone and power lines, tipples, hoists or other structures necessary to the full enjoyment thereof, including the right to transport coal through the underground workings on the premises above described, subject however, to the conditions hereinafter set forth.

        Section 2.    TERM OF LEASE.    This lease, unless terminated at an earlier date as hereinafter provided, shall remain in force and effect for a term of ten (10) years beginning on the 2nd day of May, 2004 and expiring on the 1st day of May, 2014.

        Section 3.    IN CONSIDERATION OF THE FOREGOING, THE LESSEE COVENANTS AND AGREES:

          (a)    BOND    When actual operations for coal is to be commenced, and for all operations thereafter, a bond shall be furnished in an amount determined by the Director of the Office of State Lands and Investments to be advisable in the premises. The operating bond shall preferably be a corporate surety bond, executed by the lessee, the surety being authorized to do business in the State of Wyoming. Other bond may be furnished on the consent of the Office of State Lands and Investments if the lessee is unable to obtain a corporate surety bond as per Chapter 19 of the rules of the Board of Land Commissioners. The State will require two executed copies of the bond, therefore, as many additional copies should be made as will be required by the lessee and the bonding company.

          (b)    PAYMENTS    To make all payments accruing hereunder to the Wyoming Office of State Lands and Investments, Herschler Building 3rd Floor West, 122 West 25th Street, Cheyenne, Wyoming 82002-0600.

          (c)    RENTALS    Prior to the discovery of commercial quantities of coal in the lands hereby leased, to pay the lessor in advance, beginning with the effective date hereof, an annual rental of ONE DOLLAR ($1.00) PER ACRE OR FRACTION THEREOF PER YEAR for the 1st through the 5th years inclusive and TWO DOLLARS ($2.00) PER ACRE OF FRACTION THEREOF PER YEAR for the 6th through 20th years inclusive, THREE DOLLARS ($3.00) PER ACRE OR FRACTION THEREOF PER YEAR for the 21st through 30th years inclusive, and FOUR DOLLARS ($4.00) PER ACRE OR FRACTION THEREOF for any year beyond the 30th lease year; provided, however, that if the said lands are not on a commercial mining basis and so operated at the end of two (2) years from the date hereof, such rental may be increased at the option of the lessor, to such an amount as the lessor may decide to be fair and equitable. After the discovery of commercial quantities of coal in the lands herein leased to pay to the lessor in advance, beginning with the first day of the lease year succeeding the lease year in which commercial discovery was made, an annual rental of TWO DOLLARS ($2.00) PER ACRE OR FRACTION THEREOF PER YEAR through and including the 20th year of the lease term, THREE DOLLARS ($3.00) PER ACRE OF FRACTION THEREOF for the 21st through 30th years, and FOUR DOLLARS ($4.00) PER ACRE THEREAFTER.

        Annual rentals on all leases shall be payable in advance for the first year and each year thereafter. No Notice of Rental Due shall be sent to the lessee. If the rental is not received in this office on or before the date it becomes due, Notice of Default will be sent to the lessee and a penalty of ONE DOLLAR ($1.00) per acre or fraction thereof for late payment will be assessed.

        After initial submission of the increased annual rental required by the lease upon the discovery of coal in paying quantities, lessees are exempt from submission of subsequent annual creditable lease annual rentals for so long as annual royalties paid meet or exceed the required annual rental amount. The annual rental shall be held for a credit on annual royalty in any year the annual royalty does not equal the required annual rental (minimum royalty) amount. Any credit amount used in making up the difference in royalty paid and the minimum lease royalty due must be paid within thirty (30) days following the next lease anniversary date to continue the lease. The Office shall notify lessees of any minimum royalty amount due after the lease anniversary for which a shortfall occurs.

        The lessee is not legally obligated to pay either the rental or the penalty, but if the rental and penalty are not received in this office within thirty (30) days after the Notice of Default has been received by the lessee, the lease will terminate automatically by operation of law. Termination of the lease shall not relieve the lessee of any obligation incurred under the lease other than the obligation to pay rental or penalty. The lessee shall not be entitled to a credit on royalty due for any penalty paid for late payment of rental on an operating lease.

          (d)    ROYALTY    To pay a royalty on all coal mined from the land herein leased, either in kind or value as the lessor may elect of 12 1/2% on coal mined by surface mining operations and 8% on coal mined by underground mining operations.

        Royalty shall be payable on the gross mine realization value per ton at the mine, on all coal mined. Gross mine realization for the purpose of royalty calculation means the sum of all the unit sales or contract prices times the number of tons sold at each price divided by the total tons sold. In calculating this gross value, the sales prices shall be prima facia evidence of value, however, any additional consideration received by lessee or its affiliates, regardless of the location or time of received, shall also be considered as the gross mine realization value of production. No deduction shall be allowed for fees, taxes, assessments or similar levies imposed by the State of Wyoming, its political subdivisions, any other state or the federal government, nor for the expense of mining, processing and loading the coal in merchantable condition at the mine ready for shipment. If the coal is not sold and valued at the mine, reasonable actual transportation from the mine to the point of sale or delivery may be deducted in determining value. In the event there is no sale of the coal or the Board of Land Commissioners determines that the sales price does not truly reflect the value of the coal, it shall make its own determination of value, and require that royalties be paid on the basis of the value as determined.

        If the lessor elects to take its royalty in kind, royalty coal shall be good merchantable coal delivered for shipment at the mine.

          (e)    MONTHLY PAYMENTS AND STATEMENTS    Unless a different time schedule is approved by the Board of Land Commissioners, to make payment on or before the thirtieth (30th) day of the calendar month succeeding the month of production, for royalties on all coal mined from the land; and to furnish monthly statements therewith showing in tons, the amount of all coal mined, accompanied by the mine weights; and such other information as may be called for by the form of report prescribed by the lessor. These statements are to be subject to verification by examination of books and records of the lessee.

          (f)    UNDERGROUND WORKINGS    That in the underground workings for coal all shafts, inclines and tunnels shall be supported through accepted standard underground engineering/mining practices for coal, that all underground timbering placed in the mine shall be kept in good condition and at no time shall timbering be removed unless al of the coal in the lands have been removed; that at the termination of this lease all underground timberings shall become the property of the lessor without compensation therefor to the lessee; that all parts or workings, where the coal is not exhausted and for good reasons not being worked, will be kept free from water and waste material; and that the underground workings shall be protected against fire and flood and should creeps and squeezes occur they shall be checked without delay; to leave such solid blocks of coal as may be necessary to support the cover and protect the slopes, air-courses, manways, and hauling roads to permit the lessee to mine coal from any lands which he may own or become owner of in adjacent sections of land; and the lessee shall have the use of the slopes, air-courses, manways and hauling roads for the purpose of mining in the adjacent sections provided the lessee shall pay the royalty for the blocks of coal so left for support for protection, if it shall be agreed that the blocks of coal so left shall be more for the benefit of the lessee than to the State of Wyoming, and all coal so paid for may be removed subsequently during the term of this lease without subjecting the lessee to the payment of an additional royalty therefor.

          (g)    STRIP WORKINGS    That all strip workings shall be operated in such a manner so as to remove all coal in the vein or veins worked; that strip mining shall be continuous across the property according to a definite plan and pattern submitted to and receiving the approval of the Office of State Lands and Investments; that all overburden removed shall, as mining progresses, be returned to original pit and leveled, so that all the expiration or surrender of the lease or termination of mining activities the land will approximate its previous configuration; that all roads and bridges built and necessary to mining operation on the land shall upon the expiration, forfeiture or surrender of said lease become the property of the lessor.

          (h)    WEIGHT - WEIGHT RECORD    That all coal mined or taken from the premises, upon being hoisted and trammed, shall be weighed and the weight thereof together with the proper check number, entered in due form in books kept for such purpose by the lessee; and an accurate record of the weight of all coal mined from the land shall be kept and preserved separate from the records of the coal mined from other lands.

        The term "ton" as herein used means a ton of two thousand (2,000) pounds of coal, unless the lessor elects to compute a ton of coal at twenty-nine cubic feet of coal in the solid, or by the measurements of the space from which the coal is mined, deducting therefrom all space occupied by slats or other impurities, and in such case the computation shall be final and binding upon the lessee.

          (i)    MAPS AND REPORTS    Upon demand, to furnish the Office of State Lands and Investments with copies or blue-prints of all maps of underground surveys of leased lands made or authorized by the lessee, including engineer's field notes, certified by the engineer who made such survey; and to make such other reports pertaining to the production and operation by the lessee as may be called for by the lessor.

        As required by W. S. 36-6-102, copies of all electrical, gamma-ray neutron, resistivity or other types of sub-surface log reports obtained by or for lessee in conducting operations on the leased premises shall be submitted to the State Geologist within three (3) years after the completion of drilling.

          (j)    TAXES AND WAGES - FREEDOM OF PURCHASE    To pay when due, all taxes lawfully assessed and levied under the laws of the State of Wyoming, upon improvements, coal produced from the land hereunder or other rights, property or assets of the lessee; to accord all workmen and employees complete freedom of purchase and to pay all wages due workmen and employees at least twice each month in the lawful money of the United States.

          (k)    STATUTORY REQUIREMENTS AND REGULATIONS    To comply with all applicable State and federal statutory requirements and valid regulations thereunder during the term of this lease.

          (l)    ASSIGNMENT OF LEASE - MINING AGREEMENTS

            (1)   Not to assign this lease or any interest herein, nor sublet any portion thereof, except with the consent in writing of the lessor first and obtained.

            (2)   If at the time of assignment, this lease is non-producing, assignor may deduct from the total consideration received, the reasonable, actual costs incurred by such assignor, in the acquisition and development of the leasehold assigned, remitting thereafter, one-half (1/2) of the residual consideration to the Lessor.

            (3)   To submit a signed copy of any mining agreement entered into affecting the possessory title to any of the land hereby leased for approval by the lessor.

            (4)   All overriding royalties to be valid must have the approval of the Board and be recorded with the lease. The Board reserves the right of disapproval of such overriding royalties when in its opinion they become excessive and hence are detrimental to the proper development of the leased lands.

          (m)    DELIVER PREMISES IN CASE OF FORFEITURE    To deliver the leased premises with all permanent improvements thereon, in good order and condition in case of forfeiture of this lease; but this shall not be construed to prevent the removal, alteration or renewal of equipment and improvements in the ordinary course of operations.

          (n)    DILIGENCE IN DEVELOPMENT    This lease is granted with express understanding that prospecting, coal mining, and the recovery of the valuable coal content of the above described lands shall be pursued with diligence, and if at any time the lessor has reasonable belief that the operations are not being so conducted it shall so notify lessee in writing, and if compliance is not promptly obtained and the delinquency fully satisfied, it may then, at the end of any lease year, declare this said lease terminated and offer the said lands to the highest and best bidder, and upon such terms as the lessor may prescribe, provided, that the herein designated lessee any have a preferential right to a new lease on the same terms and conditions as offered in the best bid; provided, however, that if the lessee fails or refuses to exercise such right the improvements then on the property shall be disposed of pursuant to Section 6 of this lease.

          (o)    SURFACE INTEGRITY AND MINIMUM RECLAMATION    This lease is granted with the express understanding that lessee or lessee's assigns, shall comply with all surface integrity standards and minimum reclamation requirements as are effective under Board rules, and all DEQ laws and requirements pertaining to same.

        Section 4.    GENERAL COVENANTS.

          (a)   The lessee shall have the right to enter upon, occupy and enjoy such surface areas of the described tract as are necessary for the mining of coal, and the construction of all buildings and other surface improvements incidental to the work contemplated by this lease; but the lessee shall fully protect the rights of any agricultural and grazing leases which have heretofore or may hereafter be granted or sale contract holders by erecting cattle guards or gates and keeping closed gates in all fences in which openings are or may be made, and for protection of stock grazing thereon to fence or close all holes, pits or open cuts in which injury might be sustained, and shall not contaminate any living water upon the land so as to make it injurious to livestock; and, further, should the lessee or any person holding from, by or under the lessee, in any operation on said premises under this lease, destroy or injure any crop, building or other improvements of any tenant, lessee, purchaser, or other person holding under the State, the lessee agrees to fully indemnify all such injured parties in such sum or sums as may be mutually agreed upon by the respective parties, or as may be fixed by appraisers appointed by each party if agreement is impossible; or the Board of Land Commissioners may fix the amount of such indemnity after inspection or hearing.

          (b)   The rights of the lessee hereunder are subject further to the right of any other mineral lessee, his sublessee, or operator under any other mineral lease or leases as provided by the Rules and Regulations of the Board of Land Commissioners then in effect, and affecting coal and other minerals, providing for multiple development of those resources, to enjoy the free use of so much of the surface of the said lands as are necessary and incidental to others operations thereunder; and coal mining operations shall be conducted so as not to unduly interfere with the natural production operations, nor shall coal mining operations be conducted nearer than two hundred (200) feet from any productive oil or gas well without consent of the oil and gas lessee; and the lessee further shall not disturb any existing road or roads now on said lands nor roads leading to or from any well or well locations without first providing adequate and suitable roads in lieu thereof, and the lessee shall fully indemnify any such lessee for any injury or damages resulting from his operations hereunder in such amount so fixed as above provided.

          (c)   Such methods of mining shall be used as shall insure the extraction of the greatest amount of the coal bed possible, and all coal mining operations on these premises shall be subject to the supervision of the State Coal Mine Inspector or other officers as by law provided.

          (d)   During the proper hours and at all times during the continuance of this lease the lessor or its representatives shall be authorized to go through any of the shafts, openings or workings on the premises and to examine, inspect and survey the same and to make extracts of all books and weigh sheets which show in any way the coal output from the land.

          (e)   This lease shall include only the right and privilege of coal mining, but if the lessee shall discover any vein, lode, lead or ledge or other mineralized rock in or under said lands he shall immediately report the same to the lessor and shall then have a preferential right for a period of thirty (30) days following the date of discovery to lease said vein, lode, lead or ledge upon such terms, conditions, and royalty as may be fairly fixed by the Board of Land Commissioners, providing the land had not been leased prior to such time for that specific mineral.

        Section 5.    THE LESSOR EXPRESSLY RESERVES:

          (a)    DISPOSITION OF SURFACE    The right to lease, grant right-of-way, sell or otherwise dispose of the surface of the land embraced within this lease under existing laws or laws hereafter enacted, or in accordance with the Rules of the Board of Land Commissioners, insofar as the surface is not necessary for the use of the lessee in the extraction and removal of the coal therein, except where such surface rights have been sold or otherwise disposed of by the State of Wyoming.

          (b)    MULTIPLE USE    The right to lease the lands for other minerals subject to the Rules and Regulations of the Board of Land Commissioners affecting coal and other minerals and the multiple exploitation thereof.

        Section 6.    APPRAISAL OF IMPROVEMENTS    Upon the expiration of this lease, or earlier termination thereof pursuant to surrender or forfeiture, or if such land be leased to another other than the owner of the improvements thereon, the lessee agrees that the improvements shall be disposed of in the manner provided by law.

        Section 7.    FORFEITURE CLAUSE    In the event that the lessee shall have procured this lease through fraud, misrepresentation or deceit, then and in that event this agreement, at the option of the lessor, shall cease and terminate and shall become ipso facto null and void, and all improvements upon said land or premises under the terms of this lease shall forfeit to and become the property of the State of Wyoming. In the event that the lessee shall fail to make payments of rentals and royalties as herein provided, or make default in the performance or observance of any of the terms, covenants and stipulations hereof, or of the general regulations promulgated by the Board of Land Commissioners and in force on the date hereof, the lessor shall serve notice of such failure or default, either by personal service or by registered mail upon the lessee, and if such failure or default continues for a period of thirty (30) days after the service of such notice, then and in that event the lessor may, at its option, declare a forfeiture and cancel this lease, whereupon all rights and privileges obtained by the lessee hereunder shall terminate and cease and the lessor may re-enter and take possession of said premises or any part thereof; but these provisions shall not be construed to prevent the exercise by the lessor of any legal or equitable remedy which the lessor might otherwise have. A waiver of any particular cause of forfeiture shall not prevent the cancellation and forfeiture of this lease for any other cause of forfeiture, or for the same cause occurring at any other time.

        Section 8.    RELINQUISHMENT AND SURRENDER    This lease may be relinquished and surrendered to lessor as to all or any legal subdivision of said land as follows.

          (a)   If no operations have been conducted under the lease on the land to be relinquished, the lessee shall file with the Office of State Lands and Investments a written relinquishment or surrender, duly signed and either witnessed or acknowledged and stating therein that no operations have been conducted on the lands. The relinquishment so filed shall become effective on the date and hour of receipt thereof in the Office of State Lands and investments or at some later date if such be so specified by the lessee therein. If the said relinquishment fails to state that no operations have been conducted, the effective date of relinquishment shall be the date the relinquishment is approved by the Board of Land Commissioners.

          (b)   If operations have been conducted under the lease on land proposed to be relinquished the lessee shall give sixty (60) days notice and shall file with the Office of State Lands and Investments a written relinquishment or surrender duly witnessed or acknowledged and stating therein that operations have been conducted on the land. The relinquishment shall not become effective until the land and the mines thereon shall have been placed in condition acceptable to lessor and shall have been approved by the Board Of Land Commissioners.

          (c)   All rentals becoming due prior to a surrender or relinquishment becoming effective shall be payable by lessee unless payment thereof shall be waived by the Board of Land Commissioners. A relinquishment have become effective there shall be no recourse by lessee, and the lease as to the relinquished lands may not be reinstated.

        Section 9.    HEIRS AND SUCCESSORS IN INTEREST.    It is further agreed that each obligation hereunder shall extend to and be binding upon, and every benefit hereof shall inure to the heirs, executors, administrators, successors of or assigns of the respective parties hereto.

This lease is issued by virtue of and under the authority conferred by Title 36 as to School Land and Title 11 as to Farm Loan Land relating to "Mineral Leases", and valid amendments thereto and subject to the laws of the State of Wyoming and is accepted by the lessee subject thereto.

        Section 10.    SOVEREIGN IMMUNITY.    The State of Wyoming and the lessor do not waive sovereign immunity by entering into this lease, and specifically retain immunity and all defenses available to them as sovereigns pursuant to Wyoming Statute § 1-39-104(a) and all other state laws.

        IN WITNESS WHEREOF, this lease has been executed by and through its Board of Land Commissioners.

STATE OF WYOMING BOARD OF LAND COMMISSIONERS AND STATE LOAN AND INVESTMENT BOARD
SEAL	By:	/s/ Lynne Boomgaarden
Director, Office of State Lands and Investments
LESSEE:
/s/ Lyle O. Randen
Vice President, Powder River Basin Operations
Legal Review KB
Board approved: Examined by:

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  Exhibit 10.5